Exhibit 23.2

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form 10 (File No. to be determined) of our report dated June 8, 2020 on the balance sheets of Global Technologies, Ltd. as of June 30, 2019 and 2018, the related statements of operations, stockholders’ deficiency, and cash flows for the two-year period ended June 30, 2019.

Spokane, Washington

June 8, 2020